Earnings Release February 23, 2016
Holly Energy Partners, L.P. Reports Fourth Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the fourth quarter of 2015. For the quarter, distributable cash flow was $53.6 million, an increase of $11.7 million, or 28.0% compared to the fourth quarter of 2014. HEP announced its 45th consecutive distribution increase on January 22, 2016, raising the quarterly distribution from $0.555 to $0.565 per unit, representing a 6.6% increase over the distribution for the fourth quarter of 2014. This distribution represents an acceleration in year over year distribution growth and progress towards HEP's 8% distribution growth rate target.
Net income attributable to Holly Energy Partners for the fourth quarter was $40.5 million ($0.49 per basic and diluted limited partner unit) compared to $28.7 million ($0.33 per basic and diluted limited partner unit) for the fourth quarter of 2014. This increase in earnings is primarily due to increased revenues from our UNEV products pipeline, our share of earnings from our 50% interest in the Frontier Pipeline Company, our New Mexico gathering system expansion, our newly acquired refinery processing units, and our El Dorado crude tanks as well as increased pipeline volumes and our annual tariff increases. In addition, net income benefited from a reduction in our environmental remediation accrual.
Commenting on the fourth quarter of 2015, Mike Jennings, Chief Executive Officer, stated, “We are pleased with our solid financial results for the fourth quarter of 2015, which allowed us to continue our record of raising our quarterly distribution. We maintained a very strong distribution coverage ratio for the fourth quarter of 2015 as well as the full year. We remain optimistic about our organic growth potential, especially on the UNEV products pipeline. Additionally, we successfully completed our acquisition of the newly constructed naphtha fractionation and hydrogen generation units at HollyFrontier Corporation's El Dorado refinery during the quarter, and we continue to evaluate new growth opportunities that leverage our capabilities and HollyFrontier Corporation's refining footprint. As we look forward, we believe HEP is positioned for continued growth due to the quality and geographic location of our assets, our talented employee base, and our financially strong and supportive general partner, HollyFrontier."
Fourth Quarter 2015 Revenue Highlights
Revenues for the quarter were $97.3 million, an $8.8 million increase compared to the fourth quarter of 2014. The revenue increase was due to higher volumes and annual tariff increases in addition to our newly acquired refinery processing units, the El Dorado crude tanks acquired in the first quarter of 2015, and our New Mexico gathering system expansion. Overall pipeline volumes were up 13% compared to the fourth quarter of 2014.

•
Revenues from our refined product pipelines were $35.6 million, an increase of $3.9 million due to higher volumes and annual tariff increases. Shipments averaged 209.9 thousand barrels per day (“mbpd”) compared to 192.1 mbpd for the fourth quarter of 2014 mainly due to increased volumes on our UNEV pipeline and increased volumes from HFC's Navajo refinery.

•
Revenues from our intermediate pipelines were $7.4 million, a decrease of $0.8 million primarily due to a decrease of $1.2 million in previously deferred revenue realized offset by the effects of increased volumes. Shipments averaged 139.8 mbpd compared to 131.6 mbpd for the fourth quarter of 2014 due to increased volumes on our intermediate pipelines.

•
Revenues from our crude pipelines were $17.6 million, an increase of $1.0 million, on shipments averaging 289.5 mbpd compared to 242.5 mbpd for the fourth quarter of 2014. This increase is due to increased volumes and revenue from the New Mexico gathering system.

•
Revenues from terminal, tankage and loading rack fees were $33.7 million, an increase of $1.7 million compared to the fourth quarter of 2014. The increase in revenue is due to increased UNEV spot shipments and the El Dorado crude tanks acquired in the first quarter. Refined products terminalled in our facilities increased to an average of 352.0 mbpd compared to 332.0 mbpd for the fourth quarter of 2014.

Revenues for the three months ended December 31, 2015, include the recognition of $1.7 million of prior shortfalls billed to shippers in 2014 and 2015, as they did not meet their minimum volume commitments within the contractual make-up period. As of December 31, 2015, deferred revenue on our consolidated balance sheet related to shortfalls billed was $7.8 million. Such deferred revenue will be recognized in earnings either as (a) payment for shipments in excess of guaranteed levels, if and to the extent the pipeline system will have the necessary capacity for shipments in excess of guaranteed levels, or (b) when shipping rights expire unused over the contractual make-up period.
Year Ended December 31, 2015 Revenue Highlights
Revenues for the year ended December 31, 2015, were $358.9 million, a $26.3 million increase compared to the same period of 2014. This is due principally to annual tariff increases and increased pipeline shipments due to increased volumes from the New Mexico gathering system and UNEV pipeline as well as revenues from the El Dorado crude tanks and refinery processing units acquired during 2015. Overall pipeline volumes were up 21% compared to 2014 largely due to increased volumes from the New Mexico gathering system expansion.

•
Revenues from our refined product pipelines were $132.3 million, an increase of $11.1 million, primarily due to increased volumes and annual tariff increases. Shipments averaged 197.6 mbpd compared to 183.2 mbpd for the year ended December 31, 2014, largely due to higher spot volumes on our UNEV pipeline and increased volumes from HFC's Navajo refinery as well as lower volumes in the second quarter of 2014 resulting from major maintenance at Alon's Big Spring Refinery.

•
Revenues from our intermediate pipelines were $28.9 million, a decrease of $0.9 million, on shipments averaging 142.5 mbpd compared to 138.3 mbpd for the year ended December 31, 2014. The decrease in revenue is due to a $1.9 million decrease in previously deferred revenue realized offset by increased volumes on intermediate pipeline segments and annual tariff increases.

•
Revenues from our crude pipelines were $67.1 million, an increase of $10.3 million, on shipments averaging 291.5 mbpd compared to 199.6 mbpd for the year ended December 31, 2014. Revenues increased due to the annual tariff increases and $5.8 million in increased revenue from the New Mexico gathering system expansion completed in 2014.

•
Revenues from terminal, tankage and loading rack fees were $127.6 million, an increase of $2.9 million compared to the year ended December 31, 2014. This increase is due principally to increased volumes and annual fee increases. Refined products terminalled in our facilities increased to an average of 357.5 mbpd compared to 331.0 mbpd for the year ended December 31, 2014, largely due to higher volumes at our UNEV and El Paso terminals as well as our Cheyenne and Tulsa loading racks.

Revenues for the year ended December 31, 2015, include the recognition of $10.3 million of prior shortfalls billed to shippers in 2014 and 2015.
Operating Costs and Expenses Highlights
Operating costs and expenses were $45.6 million and $178.7 million for the three months and year ended December 31, 2015, respectively, representing a decrease of $4.4 million and an increase of $0.9 million over the respective periods of 2014. The decrease is mainly due to lower environmental accruals and legal settlements.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at: https://event.webcasts.com/starthere.jsp?ei=1089435.
An audio archive of this webcast will be available using the above noted link through March 8, 2016.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership owns and operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Wyoming and Kansas as well as refinery processing units in Kansas. In addition, the Partnership owns a 75% interest in UNEV Pipeline, LLC, the owner of a Holly Energy operated refined products pipeline running from Salt Lake City, Utah to Las Vegas, Nevada, and related product terminals, a 50% interest in Osage Pipe Line Company, LLC, which owns a 135-mile crude oil pipeline from Cushing, Oklahoma to El Dorado, Kansas, a 50% interest in Frontier Pipeline Company, which owns a 289-mile crude oil pipeline from Casper, Wyoming to Frontier Station, Utah (the "Frontier Pipeline") and a 25% interest in SLC Pipeline LLC which owns a 95-mile intrastate pipeline system serving refineries in the Salt Lake City, Utah area.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels-per-stream-day (“bpsd”) refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming, and a 31,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. A subsidiary of HollyFrontier also owns a 39% interest (including the general partner interest) in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements use words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three months and years ended December 31, 2015 and 2014.

	Three Months Ended December 31,		Change from
	2015	2014	2014
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$20,563	$18,332	$2,231
Affiliates – intermediate pipelines	7,420	8,182	(762)
Affiliates – crude pipelines	17,605	16,597	1,008
	45,588	43,111	2,477
Third parties – refined product pipelines	14,991	13,339	1,652
	60,579	56,450	4,129
Terminals, tanks and loading racks:
Affiliates	29,401	28,323	1,078
Third parties	4,308	3,640	668
	33,709	31,963	1,746
Affiliates – refinery processing units	2,963	—	2,963
Total revenues	97,251	88,413	8,838

Operating costs and expenses:
Operations (exclusive of depreciation and amortization)	25,958	31,966	(6,008)
Depreciation and amortization	16,768	15,213	1,555
General and administrative	2,897	2,891	6
	45,623	50,070	(4,447)
Operating income	51,628	38,343	13,285

Equity in earnings of equity method investments	2,169	837	1,332
Interest expense, including amortization	(10,107)	(8,733)	(1,374)
Interest income	142	—	142
Other income	80	37	43
	(7,716)	(7,859)	143
Income before income taxes	43,912	30,484	13,428
State income tax (expense) benefit	(123)	(90)	(33)
Net income	43,789	30,394	13,395
Allocation of net income attributable to noncontrolling interests	(3,269)	(1,727)	(1,542)
Net income attributable to Holly Energy Partners	40,520	28,667	11,853
General partner interest in net income, including incentive distributions(1)	11,502	9,333	2,169
Limited partners’ interest in net income	$29,018	$19,334	$9,684
Limited partners’ earnings per unit – basic and diluted:(1)	$0.49	$0.33	$0.16
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA(2)	$67,376	$52,703	$14,673
Distributable cash flow(3)	$53,551	$41,835	$11,716

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	131,472	117,486	13,986
Affiliates – intermediate pipelines	139,847	131,590	8,257
Affiliates – crude pipelines	289,513	242,533	46,980
	560,832	491,609	69,223
Third parties – refined product pipelines	78,422	74,631	3,791
	639,254	566,240	73,014
Terminals and loading racks:
Affiliates	269,474	260,198	9,276
Third parties	82,533	71,817	10,716
	352,007	332,015	19,992
Affiliates – refinery processing units	26,875	—	26,875
Total for pipelines and terminal assets (bpd)	1,018,136	898,255	119,881

	Years Ended December 31,		Change from
	2015	2014	2014
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$81,294	$77,852	$3,442
Affiliates – intermediate pipelines	28,943	29,813	(870)
Affiliates – crude pipelines	67,088	56,805	10,283
	177,325	164,470	12,855
Third parties – refined product pipelines	51,022	43,376	7,646
	228,347	207,846	20,501
Terminals, tanks and loading racks:
Affiliates	111,933	110,726	1,207
Third parties	15,632	13,973	1,659
	127,565	124,699	2,866
Affiliates – refinery processing units	2,963	—	2,963
Total revenues	358,875	332,545	26,330

Operating costs and expenses:
Operations (exclusive of depreciation and amortization)	103,308	104,801	(1,493)
Depreciation and amortization	62,852	62,166	686
General and administrative	12,556	10,824	1,732
	178,716	177,791	925
Operating income	180,159	154,754	25,405

Equity in earnings of equity method investments	4,803	2,987	1,816
Interest expense, including amortization	(37,418)	(36,101)	(1,317)
Interest income	526	3	523
Loss on early extinguishment of debt	—	(7,677)	7,677
Gain on sale of assets	375	—	375
Other income	111	82	29
	(31,603)	(40,706)	9,103
Income before income taxes	148,556	114,048	34,508
State income tax expense	(228)	(235)	7
Net income	148,328	113,813	34,515
Allocation of net income attributable to noncontrolling interests	(11,120)	(8,288)	(2,832)
Net income attributable to Holly Energy Partners	137,208	105,525	31,683
General partner interest in net income, including incentive distributions(1)	(42,337)	(34,667)	(7,670)
Limited partners’ interest in net income	$94,871	$70,858	$24,013
Limited partners’ earnings per unit – basic and diluted:(1)	$1.60	$1.20	$0.40
Weighted average limited partners’ units outstanding	58,657	58,657	—
EBITDA(2)	$237,180	$211,701	$25,479
Distributable cash flow(3)	$197,046	$172,718	$24,328

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	124,061	119,156	4,905
Affiliates – intermediate pipelines	142,475	138,258	4,217
Affiliates – crude pipelines	291,491	199,600	91,891
	558,027	457,014	101,013
Third parties – refined product pipelines	73,555	64,055	9,500
	631,582	521,069	110,513
Terminals and loading racks:
Affiliates	279,066	261,888	17,178
Third parties	78,403	69,100	9,303
	357,469	330,988	26,481
Affiliates – refinery processing units	6,774	—	6,774
Total for pipelines and terminal assets (bpd)	995,825	852,057	143,768

(1)
Net income attributable to Holly Energy Partners is allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner includes incentive distributions that are declared subsequent to quarter end. General partner incentive distributions were $10.9 million and $8.9 million for the three months ended December 31, 2015 and 2014, respectively, and $40.4 million and $33.2 million for the years ended December 31, 2015 and 2014, respectively.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense and loss on early extinguishment of debt, net of interest income, (ii) state income tax and (iii) depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles (“GAAP”). However, the amounts included in the EBITDA calculation are derived from amounts included in our consolidated financial statements. EBITDA should not be considered as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance or as an alternative to operating cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures of other companies. EBITDA is presented here because it is a widely used financial indicator used by investors and analysts to measure performance. EBITDA is also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA.

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(In thousands)
Net income attributable to Holly Energy Partners	$40,520	$28,667	$137,208	$105,525
Add (subtract):
Interest expense	9,604	8,297	35,490	34,280
Interest income	(142)	—	(526)	(3)
Amortization of discount and deferred debt charges	503	436	1,928	1,821
Loss on early extinguishment of debt	—	—	—	7,677
State income tax	123	90	228	235
Depreciation and amortization	16,768	15,213	62,852	62,166
EBITDA	$67,376	$52,703	$237,180	$211,701

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
	(In thousands)
Net income attributable to Holly Energy Partners	$40,520	$28,667	$137,208	$105,525
Add (subtract):
Depreciation and amortization	16,768	15,213	62,852	62,166
Amortization of discount and deferred debt charges	503	436	1,928	1,821
Loss on early extinguishment of debt	—	—	—	7,677
Increase (decrease) in deferred revenue attributable to shortfall billings	(190)	(2,454)	(1,233)	(2,503)
Maintenance capital expenditures*	(3,286)	(2,271)	(8,926)	(4,616)
Increase (decrease) in environmental liability	(1,837)	1,892	1,107	1,596
Increase (decrease) in reimbursable deferred revenue	(495)	(387)	176	(2,274)
Other non-cash adjustments	1,568	739	3,934	3,326
Distributable cash flow	$53,551	$41,835	$197,046	$172,718

*
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

	December 31,	December 31,
	2015	2014(5)
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$15,013	$2,830
Working capital (deficit)	$12,218	$(602)
Total assets	$1,534,456	$1,439,081
Long-term debt	$1,008,752	$866,986
Partners' equity(4)	$288,672	$354,739

(4)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to HEP because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to HEP. Additionally, if the assets contributed and acquired from HFC while we were a consolidated variable interest entity of HFC had been acquired from third parties, our acquisition cost in excess of HFC’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

(5)
We have retrospectively adjusted our historical financial results for all periods to include the naphtha fractionation and hydrogen generation units for the periods we were under common control of HFC. The 2014 presentation was revised to reflect increases of $38.1 million in properties and equipment, $3.7 million in trade accounts payable, and $34.4 million in general partner interest. The units were under construction in 2014, and therefore, there were no operations.

In April 2015, an accounting standard update was issued requiring debt issuance costs to be presented as a direct deduction from the carrying amount of the debt liability. We early adopted this standard as of December 31, 2015, and reclassified the December 31, 2014, amount of $0.6 million to conform with the current year's presentation.

FOR FURTHER INFORMATION, Contact:
Richard L. Voliva III, Vice President and
Chief Financial Officer
Julia Heidenreich, Vice President, Investor Relations
Craig Biery, Investor Relations
Holly Energy Partners, L.P.
214/954-6511